Exhibit 99.1
ADVANCED DRAINAGE SYSTEMS ELECTS KELLY GAST TO BOARD OF DIRECTORS
HILLIARD, Ohio – (July 21, 2022) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and on-site septic wastewater industries, today announced that Kelly Gast has been elected to its Board of Directors at the Company’s Annual Meeting of Stockholders (“Annual Meeting”), effective immediately.
“We are pleased to welcome Kelly Gast to the ADS Board of Directors,” said Robert Eversole, Chairman of the Board of Directors. “Kelly brings broad financial experience from her leadership positions at Bayer, as well as business strategy and commercial expertise. The capabilities of the Board will be strengthened by her leadership.”
Kelly Gast currently serves as the Chief Financial Officer of Bayer’s Crop Science division. Ms. Gast joined Bayer in 1995, most recently serving as the Senior Vice President and Chief Financial Officer of Bayer US from 2018 until 2022. Prior to that, she served in increasing roles of leadership and responsibility, including Vice President of Commercial Finance, Assistant Controller, Chief Financial Officer of Crop Protection, Chief Financial Officer of the International Division, and Vice President of Strategic Accounts.
Ms. Gast earned a B.A. in Economics from University of Illinois at Champaign-Urbana.
About Advanced Drainage Systems
Advanced Drainage Systems is a leading provider of innovative water management solutions in the stormwater and on-site septic wastewater industries, providing superior drainage solutions for use in the construction and agriculture marketplace. For over 50 years, the Company has been manufacturing a variety of innovative and environmentally friendly alternatives to traditional materials. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, infrastructure and agriculture applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, overall product breadth and scale and manufacturing excellence. Founded in 1966, the Company operates a global network of approximately 60 manufacturing plants and 30 distribution centers. To learn more about ADS, please visit the Company’s website at www.adspipe.com.
For more information, please contact:
Michael Higgins
VP, Corporate Strategy & Investor Relations
(614) 658-0050
Mike.Higgins@adspipe.com